AGREEMENT OF MERGER

                                      among

                                  INFORTE CORP,

                             INFC ACQUISITION CORP.,

                                 COMPENDIT, INC.

                                       and

                                 KEVIN MCDONALD,

                          AS STOCKHOLDER REPRESENTATIVE


                                  March 4, 2004

                                Table of Contents

                                                                           Page
                                                                           ----

Article I Definitions; Interpretation........................................1
         1.1      Definitions................................................1
         1.2      Interpretation.............................................6

Article II The Merger........................................................7
         2.1      The Merger.................................................7
         2.2      Closing....................................................7
         2.3      Effective Time of Merger...................................7
         2.4      Effect of the Merger.......................................7

Article III MERGER CONSIDERATION and Related Matters.........................8
         3.1      Initial Payment............................................8
         3.2      Additional Merger Consideration............................9
         3.3      Dissenting Shares.........................................13
         3.4      No Further Rights; Surrender of Certificates..............13
         3.5      Options...................................................14

Article IV Representation and Warranties of Company.........................15
         4.1      Organization, Good Standing and Corporate Power...........15
         4.2      Capitalization............................................16
         4.3      Authority Relative to This Agreement......................16
         4.4      No Conflict; Required Filings and Consents................17
         4.5      Company Permits; Compliance...............................17
         4.6      Financial Statements......................................18
         4.7      Undisclosed Liabilities...................................18
         4.8      Absence of Litigation.....................................18
         4.9      Environmental Matters.....................................19
         4.10     Absence of Certain Changes................................19
         4.11     Company Employee Benefit Plans............................19
         4.12     Labor Matters.............................................21
         4.13     Taxes.....................................................22
         4.14     Warranty Claims...........................................23
         4.15     Intellectual Property.....................................23
         4.16     Material Contracts........................................24
         4.17     Insurance.................................................25
         4.18     Clients and Vendors.......................................25
         4.19     Voting Requirements.......................................26
         4.20     Broker's or Finder's Fee..................................26
         4.21     Stockholders' Relationship to Company.....................26
         4.22     Compensation of Employees.................................26

Article V Representation and Warranties of Purchaser........................27
         5.1      Organization, Good Standing and Corporate Power...........27


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

         5.2      Authority Relative to this Agreement......................27
         5.3      No Conflict; Required Filings and Consents................27
         5.4      SEC Filings; Financial Statements.........................28
         5.5      Material Adverse Effect...................................28
         5.6      Broker's or Finder's Fee..................................28

Article VI Covenants........................................................28
         6.1      Conduct of the Business...................................28
         6.2      Stockholders' Action......................................31
         6.3      No Solicitation...........................................31
         6.4      Consents..................................................32
         6.5      Access to Information.....................................32
         6.6      Public Announcements......................................32
         6.7      Employee Benefits.........................................32
         6.8      Director and Officer Indemnity............................33
         6.9      License Agreement.........................................33
         6.10     Client Contracts..........................................33
         6.11     Other Action..............................................34

Article VII Conditions......................................................34
         7.1      Conditions to Each Party's Obligations to Effect
                  the Merger................................................34
         7.2      Conditions to the Obligations of Purchaser and
                  Merger Sub................................................34
         7.3      Conditions to the Obligations of Company..................35

Article VIII indemnification................................................35
         8.1      Survival of Representations and Warranties................35
         8.2      Indemnification...........................................36

Article IX Termination of Agreement.........................................40
         9.1      Termination...............................................40
         9.2      Effect of Termination.....................................40

Article X General...........................................................41
         10.1     Extension; Waiver.........................................41
         10.2     Expenses..................................................41
         10.3     Amendments................................................41
         10.4     Incorporation of Exhibits and Schedules...................41
         10.5     Entire Agreement..........................................41
         10.6     No Strict Construction....................................42
         10.7     Headings..................................................42
         10.8     Governing Law.............................................42
         10.9     Assignment; Binding Effect; Benefit.......................42
         10.10    Notices. 42
         10.11    Enforcement of Agreement..................................43
         10.12    Severability..............................................43
         10.13    Counterparts..............................................44
         10.14    Stockholder Representative................................44


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

                               AGREEMENT OF MERGER
                               -------------------

         AGREEMENT OF MERGER dated as of March 4, 2004 (this "Agreement") among INFORTE CORP., a Delaware corporation ("Purchaser"), INFC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), COMPENDIT, INC., a Delaware corporation ("Company"), and Kevin McDonald, in his capacity as Stockholder Representative (Purchaser, Merger Sub, Company and the Stockholder Representative together referred to as the "Parties").

         WHEREAS, the Board of Directors of Purchaser, Merger Sub and Company deem it advisable and in the best interest of each corporation and their stockholders to combine their businesses by means of a merger of Merger Sub with and into Company (the "Merger"); and

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of Kevin McDonald, Mohammad Mazhar and ISO Holding Company Ltd., each a stockholder of Company (collectively, the "Principal Stockholders"), is executing and delivering to Purchaser a Voting Agreement of even date herewith (the "Voting Agreement").

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and intending to be legally bound hereby, Purchaser, Merger Sub, Company and the Principal Stockholders hereby agree as follows:

                                   ARTICLE I
                           DEFINITIONS; INTERPRETATION

1.1      Definitions.

         When used in this Agreement the following terms shall have the respective meanings specified therefor below:

         "2004 Net Revenue" shall mean the gross revenue of Company and Company Subsidiaries on a consolidated basis for the calendar year 2004 generated in accordance with Company's customary business practices (meaning, for example, that Company shall not recognize revenue at billing rates that Company does not reasonably believe are collectible or perform services for a client that Company would ordinarily consider too great a credit risk), as calculated in accordance with GAAP in accordance with Company's past practices (provided, that Purchaser's independent public accountant determines that Company's past practice of revenue recognition is indeed in accordance with GAAP), less the amount of reimbursable project-related expenses incurred by Company and Company Subsidiaries during such period (provided, that with respect to projects in which rates are quoted to a client inclusive of project-related expenses, the basis for the Net Revenue calculation shall be the total project hours performed in 2004 multiplied by the rate per hour, less the amount of expenses actually incurred which would customarily be reimburseable if the project were not being billed on an inclusive basis); provided, that in the event that at the request or direction of Purchaser, employees of Company or any Company Subsidiary perform billable work for or on behalf of Purchaser during calendar year 2004, gross revenue recognized with respect to such employees' services shall be deemed to be gross revenue of Company, and the related reimbursable project-related expenses incurred by Purchaser during 2004 similarly shall be deemed to have been incurred by Company, and in the event that any employees of Purchaser perform billable work for or on behalf of Company or any Company Subsidiary, the gross revenue recognized with respect to such employees' services shall also be deemed to be gross revenue of Company.

         "AAA" shall have the meaning set forth in Section 8.2(d).

         "Action" shall have the meaning set forth in Section 4.8.

         "Acquisition Proposal" shall have the meaning set forth in Section 6.3.

         "Additional Amount" shall have the meaning set forth in Section 3.2(a).

         "Adjusted Net Revenue Statement" shall have the meaning set forth in
Section 3.2(e).

         "Administaff" shall have the meaning set forth in Section 8.2.

         "Agreed Amount" shall have the meaning set forth in Section 8.2(d).

         "Agreement" shall have the meaning set forth in the first paragraph of this Agreement.

         "Applicable Rate" means the one-year United States Treasury Bill rate as reported in The Wall Street Journal from time to time.

         "Business" shall have the meaning set forth in Section 6.7(a).

         "Capital Structure Representations and Warranties" shall have the meaning set forth in Section 8.1.

         "Cash Balance Deficiency" shall have the meaning set forth in Section 3.1(e).

         "Certificate of Merger" shall have the meaning set forth in Section
2.3.

         "Certificates" shall have the meaning set forth in Section 3.4.

         "Claimant" shall have the meaning set forth in Section 8.2(d).

         "Claimed Amount" shall have the meaning set forth in Section 8.2(d).

         "Closing" shall have the meaning set forth in Section 2.2.

         "Closing Adjusted Cash Balance" shall have the meaning set forth in
Section 3.1(d).

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Closing Payment" shall have the meaning set forth in Section 3.1(c).

         "Closing Statement" shall have the meaning set forth in Section 3.1(d).

         "Closing Statement Disputed Matters" shall have the meaning set forth in Section 3.1(d).

         "Closing Statement Dispute Notice" shall have the meaning set forth in
Section 3.1(d).


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

         "Closing Statement Negotiation Period" shall have the meaning set forth in Section 3.1(d).

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company" shall have the meaning set forth in the first paragraph of this Agreement.

         "Company Common Stock" shall have the meaning set forth in Section 4.2.

         "Company Employee Benefit Plans" shall have the meaning set forth in
Section 4.11.

         "Company ERISA Plan" shall have the meaning set forth in Section 4.11.

         "Company Intellectual Property" shall have the meaning set forth in
Section 4.15.

         "Company Material Contracts" shall have the meaning set forth in
Section 4.16.

         "Company Multiemployer Plan" shall have the meaning set forth in
Section 4.11.

         "Company Permits" shall have the meaning set forth in Section 4.5.

         "Company Subsidiaries" means all of the Subsidiaries of Company.

         "Company Transaction Expenses" shall have the meaning set forth in
Section 3.1(d).

         "Confidentiality and Standstill Agreements" shall mean those certain Mutual Non-Disclosure Agreements executed between Inforte and Company on October 21, 2003 and between Inforte and Viant Group (f/k/a Neveric Capital) on October 23, 2003 and that certain exclusivity letter agreement entered into between Inforte, Company, Kevin McDonald and Stefan Krauskopf on January 20, 2004.

         "Consents" shall have the meaning set forth in Section 4.4.

         "Contested Amount" shall have the meaning set forth in Section 8.2(d).

         "Continuing Employees" shall have the meaning set forth in Section 6.8.

         "Conversion Ratio" shall have the meaning set forth in Section 3.5(b).

         "Converted Option" shall have the meaning set forth in Section 3.5(b).

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "Dispute Note" shall have the meaning set forth in Section 3.2(c).

         "Disputed Matters" shall have the meaning set forth in Section 3.2(c).

         "Dispute Period" shall have the meaning set forth in Section 8.2(d).

         "Dissenting Shares" means shares of Company Common Stock that, as of the Effective Time, may entitle the holder thereof to appraisal rights under
Section 262 of the DGCL.


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

         "Earn-Out Change of Control Event" shall mean the sale of substantially all of the assets of Purchaser or the Surviving Corporation, or the sale of 50% or more of the equity securities of Purchaser or the Surviving Corporation, or the merger or other combination of Purchaser or the Surviving Corporation with or into another entity which results in a change of ownership of 50% or more of the equity securities of either Purchaser or the Surviving Corporation other than to one or more stockholders or affiliates thereof owning collectively 10% or more of the equity securities of Purchaser or the Surviving Corporation prior to such sale, merger or combination.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Environmental Law" means any law as in effect prior to and as of the Closing relating to: (i) pollution of or damage to the environment; (ii) protection, cleanup, preservation, and reclamation of the environment; (iii) release of hazardous materials; (iv) management, storage, treatment and disposal of or exposure to hazardous materials; and (v) the health and safety of workers and other persons.

         "ERISA" shall have the meaning set forth in Section 4.11.

         "ERISA Affiliate" shall have the meaning set forth in Section 4.11.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Final Net Revenue Statement" shall have the meaning set forth in
Section 3.2(e).

         "Financial Statements" shall have the meaning set forth in Section 4.6.

         "GAAP" shall have the meaning set forth in Section 4.6.

         "Governmental Entity" shall have the meaning set forth in Section 4.4.

         "Growth Percentage" shall mean the percentage by which 2004 Net Revenue increases or decreases from $8,200,000.

         "Indemnification Cap" shall have the meaning set forth in Section
8.2(a).

         "Independent Accountant" shall have the meaning set forth in Section 3.2(d).

         "Initial Payment" shall have the meaning set forth in Section 3.1(c).

         "Interim Balance Sheet" shall mean the balance sheet of Company and Company Subsidiaries, on a consolidated basis, as of January 31, 2004, delivered to Purchaser pursuant to Section 4.6.

         "Law" shall have the meaning set forth in Section 4.4.

         "Losses" shall have the meaning set forth in Section 8.2(a).

         "Material Adverse Effect" shall mean any state of facts, change, development, effect or occurrence (any such item, an "Effect") that is materially adverse to the assets, liabilities, business, results of operations or condition (financial or otherwise) of Company and Company Subsidiaries,


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

taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, a Material Adverse
Effect: (a) actions or omissions of Company or any of Company Subsidiaries taken with the prior written consent of Purchaser; (b) any Effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; (c) any Effect arising from or relating to any change in accounting requirements or principles under GAAP or any change in applicable Law, rules or regulations or the interpretation thereof; or (d) any Effect to the extent generally affecting the United States economy or the industry in which Company operates or resulting from the announcement or pendency of the Merger.

         "Merger" shall have the meaning set forth in the Whereas clauses at the beginning of this Agreement.

         "Merger Consideration" means the Initial Amount plus the Additional Amount.

         "Merger Sub" shall have the meaning set forth in the first paragraph of this Agreement.

         "Negotiation Period" shall have the meaning set forth in Section
3.2(c).

         "Net Revenue Statement" shall have the meaning set forth in Section 3.2(c).

         "Notice of Claim" shall have the meaning set forth in Section 8.2(d).

         "Option Plan" shall mean the Compendit, Inc. 1999 Equity Incentive
Plan.

         "Optionholder" shall have the meaning set forth in Section 4.2.

         "Options" shall have the meaning set forth in Section 4.2.

         "Parties" shall have the meaning set forth in the first paragraph of this Agreement.

         "Person" shall mean and include an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a group, a government, a governmental department or government agency.

         "Post Closing Payment" shall have the meaning set forth in Section 3.1(e).

         "Principal Stockholders" shall have the meaning set forth in the second Whereas clause above.

         "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

         "Purchaser Common Stock" shall means the common stock of Purchaser, par value $.001 per share.

         "Purchaser Options" shall have the meaning set forth in Section 3.5(b).

         "Purchaser SEC Documents" shall have the meaning set forth in Section 5.4.

         "Real Property" means any real estate owned or leased by Company or any Company Subsidiary.


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

         "Recipient" shall have the meaning set forth in Section 8.2(d).

         "Response Notice" shall have the meaning set forth in Section 8.2(d).

         "Restraints" shall have the meaning set forth in Section 7.1.

         "Secondary Dispute Notice" shall have the meaning set forth in Section 3.2(e).

         "Secondary Disputed Matters" shall have the meaning set forth in
Section 3.2(e).

         "Secondary Negotiation Period" shall have the meaning set forth in
Section 3.2(e).

         "Specified Client Losses" shall have the meaning set forth in Section 8.2(a).

         "Subsidiary," when used with respect to any Party, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, of which such Party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Party is a general partner.

         "Stockholder Representative" shall have the meaning set forth in
Section 10.14.

         "Stockholders" shall have the meaning set forth in Section 4.2.

         "Surviving Corporation" shall have the meaning set forth in Section
2.4.

         "Taxes" shall have the meaning set forth in Section 4.13.

         "Vested Options" shall have the meaning set forth in Section 3.5(a).

         "Voting Agreement" shall have the meaning set forth in the second Whereas clause above.

1.2      Interpretation.

         In this Agreement:

         (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations and partnerships and vice versa.

         (b) Whenever the words "include," includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         (c) The phrase "to the knowledge of" and similar phrases relating to knowledge of Company, as the case may be, shall mean the actual knowledge of those individuals named in Schedule 1.2(c).

         (d) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.


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

                                   ARTICLE II
                                   THE MERGER

2.1      The Merger.

         Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL at the Effective Time, Merger Sub shall be merged with and into Company.

2.2      Closing.

         The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (local time) at the offices of Foley & Lardner LLP, at 321 North Clark Street, Suite 2800, Chicago, Illinois, on March 11, 2004, subject to the satisfaction or waiver of the conditions set forth in Article VII, or at such other time, place or date as Company and Purchaser may agree in writing (the "Closing Date").

2.3      Effective Time of Merger.

         Subject to the provisions of this Agreement, contemporaneously with or as promptly as practicable after the Closing, Merger Sub shall promptly file a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") with the Secretary of State of the State of Delaware as provided by the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed by the Parties and provided in the Certificate of Merger (the "Effective Time").

2.4      Effect of the Merger.

         At the Effective Time the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the
DGCL:

         (a) Merger Sub shall be merged with and into Company; the separate existence of Merger Sub shall cease; and Company shall continue as the surviving corporation (the "Surviving Corporation").

         (b) All property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         (c) The Certificate of Incorporation of Company shall be amended to be identical with the Certificate of Incorporation of Merger Sub and shall become the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation.

         (d) The By-laws of Merger Sub shall be the By-laws of the Surviving Corporation.

         (e) As of the Effective Time, the directors of the Surviving Corporation shall be the directors of Merger Sub.

         (f) As of the Effective Time, the officers of the Surviving Corporation shall as set forth on Schedule 2.4(f).


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

         (g) The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Company or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

                                  ARTICLE III
                    MERGER CONSIDERATION AND RELATED MATTERS

3.1      Initial Payment.

         At the Effective Time, by virtue of the Merger and without any action on the part of the Stockholders, Company, Purchaser, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries:

         (a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, $0.001 par value per share.

         (b) All shares of Company Common Stock owned by Company as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and cease to exist, and no payment shall be made with respect thereto.

         (c) At the Effective Time, each share of Company Common Stock other than Dissenting Shares shall automatically be converted into the right to receive cash in an amount per share equal to (i) (X) Five Million Five Hundred Thousand Dollars ($5,500,000) (the "Closing Payment"), plus (Y) the Post Closing Payment determined in accordance with Section 3.1(e) hereof (together with the Closing Payment, the "Initial Payment"), plus (Z) the Additional Amount determined in accordance with Section 3.2, divided by (ii) the total number of shares of Company Common Stock issued and outstanding at the Effective Time. At or prior to the Effective Time, Company shall pay to Viant Group, Cooley Godward LLP and Edelheit & Edelheit Transaction Expenses accrued but unpaid through the Effective Time.

         (d) Within forty-five (45) days following the Closing Date, Purchaser shall deliver to the Stockholder Representative a consolidated closing statement (the "Closing Statement") of Company as of the Closing Date, which shall set forth the amount of cash on hand of Company and Company Subsidiaries as of the Effective Time, less the amount of any transaction costs and expenses of Company or Company Subsidiaries relating to the Merger (including, without limitation, fees payable to Viant Group, Cooley Godward LLP and Edelheit & Edelheit (the "Company Transaction Expenses")) which were not paid in cash at or prior to the Effective Time and less the amount of any indebtedness for borrowed money of Company or Company Subsidiaries as of the Effective Time (such amount being referred to as the "Closing Adjusted Cash Balance"). If, within ten (10) business days after delivery of the Closing Statement, the Stockholder Representative shall determine that there is an inaccuracy in the Closing Statement, the Stockholder Representative shall deliver to Purchaser a written notice (the "Closing Statement Dispute Notice") setting forth such alleged inaccuracy (the "Closing Statement Disputed Matters"). Purchaser and the Stockholder Representative shall endeavor in good faith to resolve the Closing Statement Disputed Matters by mutual agreement. If, within five (5) business days after the Stockholder Representative delivers the Closing Statement Dispute Notice to Purchaser (the "Closing Statement Negotiation Period"), all Closing Statement Disputed Matters are resolved to the mutual satisfaction of Purchaser and the Stockholder Representative, the Closing Statement shall be revised to reflect such understanding and


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

such revised Closing Statement shall be the "Closing Statement" for purposes of this Agreement. If Purchaser and Stockholder Representative are unable to reach a mutually satisfactory resolution of any Closing Statement Disputed Matters during the Closing Statement Negotiation Period, Purchaser and the Stockholder Representative shall promptly submit any Closing Statement Disputed Matters to an independent accounting firm (other than Purchaser's accountants) mutually selected by Purchaser and the Stockholder Representative (the "Independent Accountant"). Such submission may include any additional statements or supporting materials furnished on a timely basis by Purchaser or the Stockholder Representative. The decision of the Independent Accountant shall be binding on Purchaser and the Stockholder Representative, the Closing Statement shall be revised to reflect such decision and such revised Closing Statement shall be the "Closing Statement" for purposes of this Agreement. All costs and fees incurred by the Independent Accountant shall be borne by Purchaser if an adjustment to the Closing Statement is required and by the Stockholders if the Closing Statement remains unchanged.

         (e) After the Effective Time, the Stockholders holding Company Common Stock other than Dissenting Shares shall have the right to receive cash in an amount equal to Five Hundred Thousand Dollars ($500,000), less the amount by which the Closing Adjusted Cash Balance is less than Five Hundred Thousand Dollars ($500,000) (the "Post Closing Payment"). Each Stockholder who has delivered the documents required under Section 3.4 hereof shall have the right to receive such Stockholder's portion of the Post Closing Payment, if any, within three (3) business days following the final determination of the Closing Statement as provided in subsection (d) above. In the event that the Closing Adjusted Cash Balance is less than $0, the amount of such deficiency (the "Cash Balance Deficiency") shall be deducted by Purchaser from any amount otherwise payable pursuant to Section 3.2 below.

3.2      Additional Merger Consideration.

         (a) The Parties recognize that a precise valuation of Company's Common Stock for the purpose of determining equitable and final merger consideration at this time is not practicable. Therefore, in addition to the Initial Payment payable pursuant to Section 3.1, the Stockholders (other than those who hold Dissenting Shares) shall be entitled to receive an additional sum based upon year-over-year Net Revenue growth for the year ended December 31, 2004 versus the year ended December 31, 2003. Following the determination of 2004 Net Revenue, Purchaser shall determine the Growth Percentage. Based on the Growth Percentage, the Stockholders shall be entitled to an additional amount of merger consideration calculated according to the following table as reflected in the Net Revenue Statement (the "Additional Amount"):

                 Growth Percentage                       Additional Amount
                 -----------------                       -----------------

              Decrease of -35% or more                          -0-

         Decrease of less than -35% to -30%                   $68,000

         Decrease of less than -30% to -20%                   $396,000

        Decrease of less than -20% to - 10%                   $806,000

            Decrease of less than - 10%                      $1,790,000


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

          0% to increase of less than 10%                    $3,020,000

          Increase of 10% to less than 20%                   $3,840,000

          Increase of 20% to less than 30%                   $4,660,000

         Increase of 30% to less than 35%                   $5,480,000

          Increase of 35% to less than 40%                   $5,890,000

              Increase of 40% or more                        $6,300,000


         (b) Subject to the other provisions of this Section 3.2, for purposes of this Section 3.2, the Net Revenue for the one (1) year period ending December 31, 2004 ("2004 Net Revenue"), shall be initially calculated by Purchaser and reviewed by Purchaser's independent public accountants. Purchaser shall make available to the Stockholder Representative and his representatives such information and documentation, including books, records, contracts, audit workpapers, operating and financial reports and other documents and instruments and Purchaser's personnel (including its internal and independent accounting personnel) for all purposes reasonably related to the review and evaluation by the Stockholder Representative of the Preliminary Net Revenue Statement (as defined below).

         (c) The initial determination of 2004 Net Revenue, the Growth Percentage and the corresponding Additional Amount shall be made by Purchaser on or before January 30, 2005 and a statement ("Preliminary Net Revenue Statement") regarding the same, including supporting information regarding the calculation of 2004 Net Revenue, will be delivered to the Stockholder Representative on or before January 30, 2005. If, within fifteen (15) days after delivery of the Preliminary Net Revenue Statement, the Stockholder Representative shall determine that there is an inaccuracy in the Preliminary Net Revenue Statement, the Stockholder Representative shall deliver to Purchaser a written notice ("Dispute Notice") setting forth such alleged inaccuracy (the "Disputed Matters"). Purchaser and the Stockholder Representative shall endeavor in good faith to resolve the Disputed Matters by mutual agreement. If, within fifteen
(15) days after the Stockholder Representative delivers the Dispute Notice to Purchaser (the "Negotiation Period"), all Disputed Matters are resolved to the mutual satisfaction of Purchaser and the Stockholder Representative, the Preliminary Net Revenue Statement shall be revised to reflect such understanding and such revised Preliminary Net Revenue Statement shall be the "Net Revenue Statement" for purposes of this Agreement. If Purchaser and the Stockholder Representative are unable to reach a mutually satisfactory resolution of any Disputed Matter within the Negotiation Period, Purchaser and the Stockholder Representative shall promptly submit any Disputed Matters to the Independent Accountant. Such submission may include any additional statements or supporting materials furnished on a timely basis by Purchaser or the Stockholders' Representative. The decision of the Independent Accountant shall be binding on Purchaser and the Stockholders' Representative, the Preliminary Net Revenue Statement shall be revised to reflect such decision and such revised Preliminary Net Revenue Statement shall be the "Net Revenue Statement" for purposes of this Agreement. If the Net Revenue Statement reflects that the Stockholders would be entitled to an Additional Amount greater than the Additional Amount based on the Preliminary Net Revenue Statement, all fees of and costs incurred by the Independent Accountant shall be borne by Purchaser.

If the Net Revenue Statement reflects that the Stockholders would not be entitled to a greater Additional Amount, all fees of and costs incurred by the Independent Accountant shall be borne, jointly and severally, by the Stockholders entitled to Merger Consideration hereunder (including, to the extent not otherwise paid, from the Additional Amount). In the event that the Stockholder Representative does not deliver a Dispute Notice within fifteen (15) days after the delivery of the Preliminary Net Revenue Statement, the Preliminary Net Revenue Statement shall be the "Net Revenue Statement" for purposes of this Agreement.

         (d) On January 31, 2005, Purchaser shall pay to the Stockholders an amount equal to fifty percent (50%) of the Additional Amount reflected in the Preliminary Net Revenue Statement, subtracting from such payment (i) the total amount of indemnification due Purchaser by reason of Article VIII hereof and
(ii) the amount of the Cash Balance Deficiency, if any. Within three (3) business days following the resolution of any Disputed Matter in the Stockholders' favor as provided in Section 3.2(c), Purchaser shall pay to the Stockholders (i) the difference (if any) between fifty percent (50%) of the amount payable as provided in the Net Revenue Statement and the amount paid on January 31, 2005, plus (ii) interest on the amount set forth in clause (i) at the per annum Applicable Rate accruing from January 31, 2005 until the date of payment, less (iii) the total amount of additional indemnification due Purchaser by reason of Article VIII hereof not already deducted from the January 31, 2005 payment. In the event that the Net Revenue Statement reflects an overpayment by Purchaser to the Stockholders on January 31, 2005, any amounts payable to the Stockholders on January 31, 2006 shall be reduced by the amount of such overpayment, plus interest thereon from the date of the overpayment at the per annum Applicable Rate.

         (e) In the event that any Net Revenue included in the Net Revenue Statement remains uncollected as of December 31, 2005, Purchaser shall prepare an adjustment to the Net Revenue Statement deducting such uncollected amounts from the calculation of 2004 Net Revenue and adjusting the Additional Amount payable accordingly (the "Adjusted Net Revenue Statement"), and shall deliver such Adjusted Net Revenue Statement, together with supporting information, to the Stockholder Representative on or before January 30, 2006. If, within fifteen
(15) days after delivery of the Adjusted Net Revenue Statement, the Stockholder Representative shall determine that there is an inaccuracy in the Adjusted Net Revenue Statement, the Stockholder Representative shall deliver to Purchaser a written notice (the "Secondary Dispute Notice") setting forth such alleged inaccuracy (the "Secondary Disputed Matters"). Purchaser and the Stockholder Representative shall endeavor in good faith to resolve the Secondary Disputed Matters by mutual agreement. If, within fifteen (15) days (the "Secondary Negotiation Period") after the Stockholder Representative delivers the Secondary Dispute Notice to Purchaser, all Secondary Disputed Matters are resolved to the mutual satisfaction of Purchaser and the Stockholder Representative, the Adjusted Net Revenue Statement shall be revised to reflect such understanding and the revised Adjusted Net Revenue Statement shall be the "Final Net Revenue Statement" for purposes of this Agreement. If Purchaser and the Stockholder Representative are unable to reach a mutually satisfactory resolution of any Secondary Disputed Matter within the Secondary Negotiation Period, Purchaser and the Stockholder Representative shall promptly submit any Secondary Disputed Matters to the Independent Accountant. Such submission may include any additional statements or supporting materials furnished on a timely basis by Purchaser or the Stockholders' Representative. The decision of the Independent Accountant shall be binding on Purchaser and the Stockholder Representative, the Adjusted Net Revenue Statement shall be revised to reflect such decision and such revised Adjusted Net Revenue Statement shall be the "Final Net Revenue Statement" for purposes of this Agreement. If the Final Net Revenue Statement reflects that the Stockholders would be entitled to an Additional Amount greater than the Additional Amount based on the Adjusted Net Revenue Statement, all fees of and costs incurred by the Independent Accountant shall be borne by Purchaser. If the Final Net Revenue Statement reflects that the Stockholders would not be entitled to a greater Additional Amount, all fees of and costs incurred by the Independent Accountant shall be borne jointly and severally by the Stockholders entitled to Merger Consideration hereunder (including, to the extent not otherwise paid, from the Additional Amount). In the event that the Stockholder Representative does not deliver a Secondary Dispute Notice within fifteen (15) days after the delivery of the Adjusted Net Revenue Statement, the Adjusted Net Revenue Statement shall be the "Final Net Revenue Statement" for purposes of this Agreement.

         (f) On January 31, 2006, Purchaser shall pay to the Stockholders an amount equal to the Additional Amount reflected on the Adjusted Net Revenue Statement, less, (i) all amounts previously paid by Purchaser pursuant to subsection (d) above based upon the Preliminary Net Revenue Statement and the Net Revenue Statement (other than any interest), less, (ii) the total amount of indemnification due Purchaser by reason of Article VIII hereof (including amounts previously deducted from the payments made pursuant to subsection (d)), less, (iii) the fees of the Independent Accountant incurred by Purchaser, if any, but payable by the Stockholders with respect to a dispute regarding the determination of the Net Revenue Statement or the Final Net Revenue Statement. Within three (3) business days following the resolution of any Secondary Disputed Matter as provided in Section 3.2(e), Purchaser shall pay to the Stockholders the deficiency (if any) between the Additional Amount, as calculated pursuant to the Adjusted Net Revenue Statement and the Additional Amount, as calculated pursuant to the Final Net Revenue Statement, plus interest on the amount of such deficiency at the per annum Applicable Rate accruing from January 31, 2006 until the date of payment, subtracting from such payment the total amount of indemnification due Purchaser by reason of Article VIII hereof that was not previously set off against the January 31, 2006 payment. In the event that the Final Net Revenue Statement reflects an overpayment by Purchaser to the Stockholders on January 31, 2006, the Stockholders shall promptly return to Purchaser their pro rata share of such overpayment, plus interest on the amount of such overpayment at the per annum Applicable Rate accruing from January 31, 2006 to the date of repayment.

         (g) In recognition that the achievement of the Additional Amount may be affected by, among other things, the manner and extent to which Purchaser exercises its prerogatives as owner of the Surviving Corporation after the Closing, Purchaser hereby covenants and agrees that from the Effective Time through December 31, 2004:

                (i) Purchaser shall not cause to be terminated the employment of (A) Kevin McDonald or Mohammad Mazhar without "Cause" (as defined in their respective employment agreements) or (B) Stefan Krauskopf without "Important Reason" (as defined in his employment agreement);

                (ii) Purchaser shall not take any action that shall cause Kevin McDonald, Stefan Krauskopf or Mohammad Mazhar to validly terminate his employment as the result of a "Constructive Termination" (as defined in their respective employment agreements);

                (iii) Purchaser shall cause to be provided to the Surviving Corporation funds sufficient to meet its reasonable payroll obligations, as well as additional funds reasonably requested by the Surviving Corporation for specified marketing and other operating expenditures approved in advance by Purchaser (which approval shall not be unreasonably withheld) and incurred in the ordinary course of business consistent with Company's past practice, in each case only to extent that the internally generated working capital of the Surviving Corporation is not sufficient to meet such needs; and

                (iv) Purchaser shall assist the Surviving Corporation in determining the Surviving Corporation's ongoing personnel requirements, utilizing Purchaser's methods and procedures for projecting future staffing needs, and, subject to the parameters of such jointly developed determination, executive officers of the Surviving Corporation shall be entitled to hire and terminate employees of Surviving Corporation and its subsidiaries; provided, however, that such authority shall not preclude Purchaser's right to hire or terminate employees of Surviving Corporation and its subsidiaries as it deems necessary or appropriate.

         (h) In the event that Purchaser fails to comply in any material respect with any of the covenants contained in subsections Section 3.2(g)(i) or
(ii) above, or in the event than an Earn-Out Change of Control Event occurs during the period after the Effective Time through December 31, 2004, for purpose of calculating the Additional Amount, the Growth Percentage shall be deemed to have increased at least 40%, thereby entitling the Stockholders to the maximum Additional Amount payable under Section 3.2(a) above.

3.3      Dissenting Shares.

         (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Section 262 of the DGCL are applicable to the Merger, any shares of Company Common Stock that, as of the Effective Time are or may entitle the holder thereof to appraisal rights under
Section 262 of the DGCL shall not be converted into or represent the right to receive a portion of the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such shares as shares carrying appraisal rights shall not be perfected, or if any such shares shall lose their status as shares carrying appraisal rights, then as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration in accordance with Section 3.1 and Section 3.2.

         (b) Company shall give Purchaser (i) prompt notice of any written demands received by Company prior to the Effective Time to require Company to purchase shares of Company Common Shares pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to Company prior to the Effective Time pursuant to the DGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Purchaser shall have consented in writing to such payment or settlement offer (which consent shall not be unreasonably withheld).

3.4      No Further Rights; Surrender of Certificates.

         As promptly as practicable following the date of this Agreement, Purchaser will mail to each Stockholder entitled to receive Merger Consideration pursuant to Sections 3.1 and 3.2 (a) a letter of transmittal in customary form and containing such provisions as Purchaser deems reasonable and (b) instructions for use in effecting the surrender of certificates formerly representing Company Common Stock (a "Certificate") in exchange for Merger Consideration. Upon surrender of a Certificate to Purchaser for exchange as of or after the Effective Time, together with a duly executed letter of transmittal, (i) each holder of such Certificate that does not does not hold Dissenting Shares, if any, pursuant to Section 3.3 shall be entitled to receive in exchange therefor an amount in cash representing the amount of cash that such holder has the right to receive pursuant to the provisions of Sections
3.1 and 3.2, and (ii) the Certificate so surrendered shall be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, Merger Consideration may be issued to a transferee if the Certificate is presented to Purchaser, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed, from and after the Effective Time of the Merger, to represent only the right to receive the Merger Consideration as contemplated by Sections 3.1 and 3.2. Purchaser shall deliver on the Closing Date the proper portion of the Merger Consideration to each Stockholder entitled to receive Merger Consideration pursuant to the terms of this Agreement who has delivered the documentation set forth above prior to the Closing, or in the case of a Stockholder who has not delivered the documentation set forth above prior to the Closing, as promptly as reasonably practicable after receipt of the documentation set forth above.

3.5      Options.

         (a) Immediately following the execution of this Agreement, Company shall give notice to the holder of each outstanding Option which is vested and unexercised (the "Vested Options"), giving such Optionholders the opportunity to exercise such Options at or prior to the Effective Time, thereby entitling such Optionholders to be treated as Stockholders under this Agreement. Purchaser shall not assume the Vested Options and, in accordance with the Option Plan, all Vested Options that remain unexercised as of the Effective Time shall terminate and cease to remain outstanding as of the Effective Time.

         (b) At the Effective Time, each outstanding Option which is unvested immediately prior to the Effective Time shall be assumed by Purchaser and converted into an option to purchase shares of Purchaser Common Stock ("Purchaser Options") in such amount and at such exercise price as provided below and otherwise upon the standard terms and conditions of Purchaser's existing option plan; provided, however, that the vesting schedule of the Purchaser Options shall be identical to that of the Option being converted (the "Converted Option"):

                (i) For purposes of this Section 3.5, "Conversion Ratio" shall be the quotient of (A) (1) $9,020,000, divided by (2) the total number of shares of Company Common Stock outstanding at the Effective Time, determined on a fully-diluted basis as if all of the Options were fully vested and exercised as of that date, divided by (B) the average of the last reported sales price per share of Purchaser Common Stock for the last five (5) trading days prior to the date of this Agreement on which Purchaser Common Stock was traded on Nasdaq;

                (ii) The number of shares of Purchaser Common Stock to be subject to the Purchaser Option into which a Converted Option is converted shall be equal to the number of shares of Company Common Stock subject to the Converted Option immediately prior to the Effective Time, multiplied by the Conversion Ratio rounded down to the nearest whole share;

                (iii) The exercise price per share of Purchaser Common Stock for each particular Purchaser Option shall be equal to the exercise price per share under the Converted Option divided by the Conversion Ratio, rounded up to the nearest whole cent;

                (iv) For purposes of illustration only, set forth on Schedule 3.5(b) is a chart setting forth the number and exercise price of Purchaser Options that would be issuable based on the unvested Options outstanding as of the date of this Agreement;

                (v) The adjustments provided herein with respect to any Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code. Any Purchaser Options will be granted under a stockholder-approved plan of Purchaser in order to ensure that, to the extent otherwise allowed, such Purchaser Options remain "incentive stock options" (as defined in Section 422 of the Code); and

                (vi) Promptly following the Closing, Purchaser will send to each holder of Converted Options a written notice setting forth (A) the number of Purchaser Options being issued to such holder with respect to such holder's Converted Options, and (B) the exercise price per share of Purchaser Common Stock issuable upon exercise of such Purchaser Options. To the extent shares of Purchaser Common Stock subject to the Purchaser Options are not registered on a Form S-8, Purchaser shall file with the Securities and Exchange Commission, promptly after the Closing Date, and in any event within ten (10) business days after the Closing Date, a registration statement on Form S-8 registering the Purchaser Common Stock to be issued upon the exercise of the Purchaser Options.

         (c) Purchaser further agrees that, at the Effective Time, Purchaser shall grant additional Purchaser Options to purchase 50,000 shares of Purchaser Common Stock, such Purchaser Options to have a two-year cliff vesting provision, to each of Kevin McDonald and Stefan Krauskopf, as provided in their respective employment agreements to be entered into pursuant to Section 7.2(f).

         (d) Purchaser further agrees that, promptly following the Effective Time, Purchaser shall grant additional Purchaser Options to purchase an aggregate of 50,000 shares of Purchaser Common Stock at fair market value, such Purchaser Options to have four-year vesting provisions starting from the Closing Date, to certain key employees of Company based on recommendations provided by Kevin McDonald and Stefan Krauskopf, subject to final approval by the compensation committee of Purchaser's board of directors.

                                   ARTICLE IV
                    REPRESENTATION AND WARRANTIES OF COMPANY

         Except as set forth in the schedules attached hereto, Company represents and warrants to Purchaser that the following are correct and complete as of the date of this Agreement:

4.1      Organization, Good Standing and Corporate Power.

         Each of Company and Company Subsidiaries is a corporation or other entity duly organized, validly existing and in good standing or its equivalent (with respect to jurisdictions which recognize the concept of good standing) under the laws of the jurisdiction of its organization and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Company and each Company Subsidiary is duly qualified and in good standing or its equivalent (with respect to jurisdictions which recognize the concept of good standing) to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Certificate of Incorporation and By-laws (or equivalent documents) of Company and each Company Subsidiary do not contain any provisions limiting or otherwise restricting the ability of Company to control each Company Subsidiary. Schedule
4.1 sets forth a list of all Company Subsidiaries, including the jurisdiction of incorporation or organization, capitalization, the number of issued and outstanding shares of capital stock (or other equity) and the owner of all such issued and outstanding shares of capital stock (or other equity), and there are no silent partnerships or other sub-participations in respect of the German Company Subsidiary.

4.2      Capitalization.

         As of the date of this Agreement the authorized capital stock of Company consists of ten million (10,000,000) shares of Common Stock, par value $.001 per share (the "Company Common Stock"). All issued and outstanding shares of capital stock of Company and Company Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The holders of Company Common Stock and the respective number of shares held are listed in Schedule 4.2 (such holders being referred to as the "Stockholders"). There are no outstanding or authorized options, warrants, rights, subscriptions, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to shares of capital stock or other equity interests of Company or any Company Subsidiaries pursuant to which Company or any Company Subsidiary is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or evidencing the right to subscribe for, any shares of the capital stock or other equity interest of Company or any Company Subsidiaries, other than the options issued to the persons and exercisable for the number of shares of Company Common Stock set forth on Schedule 4.2 (the "Options"; each holder of an Option being referred to as an "Optionholder"). Except as set forth on Schedule 4.2, there are no outstanding obligations of Company or any Company Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of Company or Company Subsidiaries. Neither Company nor any Company Subsidiaries has authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities the holders of which have the right to vote) with Company's or Company Subsidiaries' stockholders on any matter. There are no restrictions of any kind which prevent or restrict the payment of dividends by Company or any Company Subsidiary and there are no limitations or restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Except for Company's interest in Company Subsidiaries, neither Company nor any of Company Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in any corporation, partnership, joint venture, limited liability company or other business association or entity.

4.3      Authority Relative to This Agreement.

         Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of a majority of the voting power of the shares of Company Common Stock entitled to vote on the matter, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Company and the consummation by Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement other than the vote of Company's Stockholders and the filing of the Certificate of Merger with the Secretary of State of Delaware as required by the DGCL. The Board of Directors of Company has declared the Merger advisable and in the best interest of Company and its Stockholders and recommended the adoption of this Agreement by the Stockholders. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.4      No Conflict; Required Filings and Consents.

         (a) The execution, delivery and performance of this Agreement by Company will not (i) conflict with or violate Company's Certificate of Incorporation or Company's By-laws or any equivalent organizational documents of any Company Subsidiary; (ii) assuming that all Consents have been obtained and all filings and obligations described in subsection 4.4(b) have been made, conflict with or violate any federal, national, state, provincial, municipal or local law, statute, ordinance, rule, regulation, order, injunction, judgments or decrees whether of the United States or another jurisdiction (the "Law") applicable to Company or any Company Subsidiary or by which any property or assets of Company or any Company Subsidiary is bound or affected; or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or assets of Company or any Company Subsidiary pursuant to, any Company Material Contract.

         (b) The execution, delivery and performance of this Agreement by Company will not require any consent, approval, authorization or permit of, or filing with or notification ("Consents") to, any federal, national, state, provincial, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory taxing, importing or any other governmental or quasi-governmental authority, whether of the United States or another jurisdiction (a "Governmental Entity") except for the Secretary of State of Delaware with respect to the filing of the Certificate of Merger.

4.5      Company Permits; Compliance.

         (a) Schedule 4.5 contains a true and complete list of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and, to the knowledge of Company, no suspension or cancellation of any of Company Permits is pending.

         (b) Neither Company nor any Company Subsidiary is, or has previously been, in conflict with, or in material default or violation of, (i) any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound; or (ii) any Company Permits.

4.6      Financial Statements.

         (a) Company has delivered or made available to Purchaser (i) the audited consolidated balance sheet and statements of income and stockholders' equity of Company as of each of December 31, 2002 and December 31, 2003, and the audited consolidated statements of cash flows as of December 31, 2003 (including the notes thereto) for Company, together with the unqualified opinion thereon of Grant Thornton LLC, and (ii) the unaudited consolidated balance sheet and statements of income and stockholders' equity of Company as of and for the one-month period ended January 31, 2004 (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") and present fairly, or shall present, the financial positions of Company on a consolidated basis as of such dates, and the results of the operations of Company on a consolidated basis for the periods then ended, except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude.

         (b) All accounts receivable (net of reserves for doubtful accounts) of Company and Company Subsidiaries shown on the Interim Balance Sheet and as incurred in the normal course of business since that date, are collectible in the normal course of business. Schedule 4.6 contains an "aged" schedule of accounts receivable of Company and Company Subsidiaries included in the Interim Balance Sheet.

         (c) Company and Company Subsidiaries have good and valid title to all of their assets, business and properties, including, without limitation, all such properties reflected in the Interim Balance Sheet, except for assets sold in the ordinary course of business consistent with past practice since January 31, 2004.

         (d) All currently used property and assets of Company and Company Subsidiaries, or in which they have an interest, or which they have in possession, are in good operating condition and repair subject only to ordinary wear and tear.

4.7      Undisclosed Liabilities.

         Except for those liabilities that are fully reflected or reserved against on the Interim Balance Sheet (or in the notes thereto) or as set forth in Schedule 4.7, to the knowledge of Company, neither Company nor any Company Subsidiary has outstanding any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) liabilities and obligations under Company Material Contracts or contracts and agreements to which Company or any Company Subsidiary is a party which are not Company Material Contracts (other than those liabilities and obligations under contracts and agreements required to be reflected or reserved against on the Interim Balance Sheet); and (b) liabilities and obligations which have been incurred since January 31, 2004 in the ordinary course of business consistent with past practice.

4.8      Absence of Litigation.

         There is no litigation, suit, claim, action, investigation, judgment, decree, injunction, rule, order or proceeding (an "Action") pending or, to the knowledge of Company, threatened in writing against Company or any Company Subsidiary, or any property or asset of Company or any Company Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign.

4.9      Environmental Matters.

         Company and Company Subsidiaries have operated in compliance in all material respects with all applicable Environmental Laws.

4.10     Absence of Certain Changes.

         Since December 31, 2003, (a) the businesses of Company and Company Subsidiaries have been conducted in the ordinary course consistent with past practice (other than with respect to the transactions contemplated by this Agreement); (b) there has not been any material change by Company or any of Company Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; and
(c) there has not been any event, occurrence, development or state of circumstances or facts that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11     Company Employee Benefit Plans.

         (a) Schedule 4.11 contains an accurate list of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), and each other deferred compensation, bonus or other incentive compensation, stock purchase, stock option, restricted stock or other equity compensation or ownership plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, dental, vision, hospitalization or life insurance plan, program, agreement or arrangement; each employment, retention, consulting, termination or severance plan, program, agreement or arrangement; and each other employee fringe benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required (or may be required) to be contributed to by Company or any Company Subsidiary or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which Company, any Company Subsidiary or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or director or former employee or director (or any of their respective beneficiaries), of Company or any Company Subsidiary or any ERISA Affiliate (the "Company Employee Benefit Plans"). Each Company Employee Benefit Plan which is subject to ERISA ("Company ERISA Plan") is separately so designated on Schedule 4.11. Copies of all written plans (and, if applicable, related trust agreements and agreements with service providers, group annuity contracts, group insurance contracts and such other written agreements entered into by or on behalf of a Company Employee Benefit
Plan) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Purchaser together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Company does not have, and never has had, any ERISA Affiliates other than the entities identified on
Schedule 4.11. No ERISA Affiliate has ever been established, maintained, contributed to or been obligated to contribute to any plan, program, fund or arrangement which is subject to ERISA other than as an ERISA Affiliate.

         (b) (i) Each Company Employee Benefit Plan has been operated and is in compliance in all material respects with all applicable Laws (including ERISA and the Code) in accordance with its terms and with the terms of all applicable Company or Company Subsidiary collective bargaining agreements; (ii) each Company Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, if the determination letter process is applicable to such Company Employee

Benefit Plan, to such effect or has a remaining period of time to apply for such a letter and, to the knowledge of Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation or denial of any such determination; (iii) with respect to each Company Employee Benefit Plan, Company will have made, on or before the Effective Date, all contributions required to be made on or prior to such date and will have accrued (in accordance with GAAP) as of the Effective Date all contributions accrued but not yet payable as of the Effective Date; (iv) no liability under Title IV or
Section 302 of ERISA has been incurred by Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to Company, any Company Subsidiary or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due); (v) no Company Employee Benefit Plan has, to the knowledge of Company, engaged in a "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) which is not otherwise an exempt prohibited transaction; (vi) the actuarial present value of the accumulated plan benefits (whether or not vested) under each Company Employee Benefit Plan which is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) (a "Company Multiemployer Plan")), if any, as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto; (vii) no Company Employee Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such plan; (viii) no Company Employee Benefit Plan (other than any Company Multiemployer Plan) subject to Section 4112 of the Code or Sections 303 or 304 of ERISA has incurred any accumulated funding deficiency within the meaning of
Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under
Section 412 of the Code or Sections 303 or 304 of ERISA; (ix) as of the date of this Agreement, neither Company nor any ERISA Affiliate has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA with respect to any Company Multiemployer Plans in the event of a withdrawal therefrom, as of the close of the most recent fiscal year of each Company Multiemployer Plan ended prior to the date hereof; (x) the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Company Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, which (either alone or upon the occurrence of any additional or subsequent event) will result in any "excess parachute payment," as such term is defined in Section 280G of the Code, or will result in any severance, bonus, retirement, job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of Company or Company Subsidiaries, or require the immediate funding or financing of any compensation or benefits; (xi) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the knowledge of Company, threatened with respect to any Company Employee Benefit Plan (other than the routine claims for benefits payable in the ordinary course); and (xii) except as required to maintain the tax-qualified status of any Company Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Employee Benefit Plan without liability to Company or any ERISA Affiliate. Without limiting the generality of the foregoing, the Administrator of the Option Plan has acted in compliance with the terms of the Option Plan, including, without limitation, with respect to the approval of the treatment of Converted Options under Section 3.5 above.

         (c) There is no contract, agreement, plan or arrangement covering any employee or former employee of Company or Company Subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to the terms of Code Sections 162(m) or 280G.

         (d) Except as disclosed in writing to Purchaser prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the last fiscal year ended.

         (e) No Company Employee Benefit Plan provides health benefits, life insurance or disability insurance for employees or former employees of Company or any Company Subsidiary where Company or an ERISA Affiliate is obligated to pay premiums for periods extending beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan" or (iii) benefits which are provided at no cost to Company.

         (f) Company does not have, and had never had, any obligation to maintain, establish, sponsor, participate in, or contribute to any plan, program or arrangement for the benefit of any employee, former employee, director or former director, or consultant or former consultant to Company or any ERISA Affiliate who performs services outside the United States.

         (g) Company Employee Benefit Plans that are sponsored by or provide benefits to or cover employees of Company Subsidiaries located outside of the United States are referred to herein as "Foreign Plans". All Foreign Plans have been registered, approved, qualified or deemed qualified, as the case may be, by the appropriate taxation and/or pension supervisory authority in the relevant jurisdiction with effect from their dates of commencement (where the obtaining of such approval is intended or available in order to secure taxation advantages). No event has occurred which would cause any such Foreign Plan to lose the benefit of such registrations. The benefits which are payable (and prospectively and contingently payable) under the Foreign Plans are fully and properly funded both on an ongoing basis by reference to the actuarial assumptions used in the relevant Foreign Plan's most recent actuarial valuation reports for accounting purposes (including the assumptions as to increases in salary to the earliest of termination, retirement or death) and on a plan termination basis. No event has occurred which will require payment of a material amount by the applicable Company Subsidiary beyond the ordinary contributions and expenses payable in relation to such Foreign Plans or which will give arise to a extraordinary liability due from any Company Subsidiary.

4.12     Labor Matters.

         Company and each Company Subsidiary is, and has at all times been, in compliance in all material respects with all applicable laws and regulations governing labor and employment. Neither Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, there are no labor unions representing any employees of Company or any of Company Subsidiaries, and there are no overt organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to Company's knowledge, threatened in writing by employees of Company or Company Subsidiaries. There are no unfair labor practice complaints against Company or any Company Subsidiaries pending before the National Labor Relations Board or other applicable regulatory agency. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation with respect to any employee of Company or any Company Subsidiary.

4.13     Taxes.

         (a) Each of Company and Company Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authorities all income and all other returns, statements, forms and reports for Taxes (as hereinafter defined) that are required by governmental authorities to be filed by, or with respect to, Company and Company Subsidiaries for which the due date has passed. The returns, statements, forms and/or reports as filed were correct and complete in all material respects. "Taxes" shall mean all taxes or other like governmental and public charges and assessments, including all federal, and all state, local, foreign and other income, franchise, profits, capital gains, capital stock, value added, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, premiums, social security withholding and other taxes or other like governmental assessments, charges, duties, fees or levies of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a return, statement, form and/or report), and all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

         (b) All Taxes of Company and Company Subsidiaries that have become due and/or payable have been timely paid or fully provided for as a liability on the Financial Statements in accordance with GAAP. No deficiencies for any Taxes have been proposed, asserted or assessed against Company or any of Company Subsidiaries that have not been paid or adequately reserved for in accordance with GAAP.

         (c) Except as set forth in Schedule 4.13, neither Company nor any Company Subsidiary has been, or is the subject of an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes by the tax authorities of any nation, state or locality which could reasonably be expected to result in a tax liability, nor has Company or any of Company Subsidiaries received any notices from any tax authority relating to any issue which could reasonably be expected to result in a tax liability. Company has made available to Purchaser correct and complete copies of all federal and state income and franchise tax returns of Company and Company Subsidiaries for all periods and Internal Revenue Service Revenue Agent Reports and similar state reports issued for such returns and statements of tax deficiencies assessed against or agreed to by Company and any Company Subsidiary. The U.S. federal consolidated income tax return for Company and Company Subsidiaries has been last examined by the Internal Revenue Service for the taxable year ended December 31, 2002.

         (d) Schedule 4.13 lists the net operating loss carryovers, if any, within the meaning of Section 172 of the Code, if any, of Company and Company Subsidiaries together with the year of expiration and any restrictions thereon.

         (e) There are no liens for Taxes upon the assets or properties of Company or any of Company Subsidiaries except for statutory liens for current Taxes not yet due,.

         (f) No power of attorney has been granted by or with respect to Company or any of Company Subsidiaries with respect to any matter relating to Taxes, other than powers of attorney granted in connection with Company Employee Benefit Plans as set forth on Schedule 4.13(f).

         (g) Neither Company nor any Company Subsidiary has been included in any "consolidated," "unitary" or "combined" return (other than returns which include only Company and any of

Company Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes.

         (h) All Taxes which Company or any Company Subsidiaries is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and/or payable.

         (i) There are no tax sharing, allocation, indemnification or similar agreements (in writing) in effect as between Company, any Company Subsidiaries, or any predecessor or affiliate of any of them and any other party under which Company (or any Company Subsidiaries) could be liable for any Taxes of any party other than Company or any Company Subsidiaries.

         (j) Neither Company nor any Company Subsidiary has, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of United States federal income taxes of Company or any Company Subsidiaries.

         (k) Neither Company nor any Company Subsidiary has income reportable for a taxable period ending after the Effective Time without the receipt of cash or property in such future period at least equal to the amount of such income reportable that is attributable to an activity or a transaction occurring in or a change in accounting method made for a period ending on or prior to the Effective Time, including, without limitation, any adjustment pursuant to
Section 481 of the Code.

         (l) No election under Section 341(f) of the Code has been made or shall be made prior to the Closing Date to treat Company or any Company Subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

         (m) Neither Company nor any Company Subsidiary has any liability for Taxes under Treasury Regulation ss. 1.1502-6 or any similar provision of state, local, or non-U.S. tax law, except for taxes of the affiliated group of which Company is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of state, local, or non-U.S. tax law.

         (n) Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time within the past five (5) years.

4.14     Warranty Claims.

         No claim is pending against Company or any Company Subsidiaries for breach of warranty or for any similar claim, nor, to the knowledge of Company, do any facts exist which would be reasonably expected to any such claims being asserted in the future.

4.15     Intellectual Property.

         (a) As used in this Agreement, "Company Intellectual Property" means all of the following which are necessary to conduct the business of Company and Company Subsidiaries as presently conducted or as currently proposed to be conducted: (i) trademarks, trade dress, service marks, copyrights, logos, trade names, corporate names and all registrations and applications to register the same; (ii) patents and pending patent applications; (iii) all computer software programs, databases and compilations; (iv) all technology, know-how and trade secrets; and (v) all licenses and agreements to which Company or any Company Subsidiaries is a party which relate to any of the foregoing. Set forth on
Schedule 4.15 is a complete list of all patents, patent applications, registered trademarks, unregistered copyrights, trade names and service marks and any applications therefor included in the Company Intellectual Property. Schedule
4.15 contains a complete list of licenses, sublicenses and other agreements pursuant to which Company has licensed any other Person to use Company Intellectual Property, other than with respect to any non-customized software that is licensed pursuant to a nonexclusive, internal use software license or is generally available on standard terms.

         (b) Company or Company Subsidiaries own or have the right to use, sell or license all Company Intellectual Property, free and clear of all liens or encumbrances, and all registrations of Company Intellectual Property are valid and enforceable and have been duly recorded and maintained.

         (c) To Company's knowledge, the conduct of Company's and Company Subsidiaries' businesses and the use of Company Intellectual Property does not infringe, violate or misuse any intellectual property rights or any other proprietary right of any Person or give rise to any obligations to any Person as a result of co-authorship, and neither Company nor any Company Subsidiary has received any notice, not satisfactorily resolved, of any claims or threats that Company's or Company Subsidiaries' use of any of Company Intellectual Property infringes, violates or misuses, or is otherwise in conflict with any intellectual property or proprietary rights of any third party or that any Company Intellectual Property is invalid or unenforceable.

         (d) Company and Company Subsidiaries have used commercially reasonable efforts to maintain the confidentiality of their trade secrets and other confidential Company Intellectual Property.

4.16     Material Contracts.

         (a) All of Company's and Company Subsidiaries' leases, contracts or legally binding commitments involving a consideration of or expenditure in excess of Five Thousand Dollars ($5,000), in the aggregate or involving performance over a period of more than six (6) months, are set forth in Schedule 4.16(a) (the "Company Material Contracts").

         (b) Company and Company Subsidiaries are not in default under any Company Material Contracts, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default under any such contract, or cause the acceleration of any obligation of Company or Company Subsidiaries or result in the creation of any lien, charge or encumbrance whatsoever upon any asset of Company or Company Subsidiaries. To Company's knowledge, no other party is in default under any contract made with Company or Company Subsidiaries, or obligation owed to them, nor has any event occurred which, through the passage of time or giving of notice, or both, would constitute a default under any such contract or obligation, or cause the acceleration of any obligation owed to Company or Company Subsidiaries. All leases and contracts to which Company or Company Subsidiaries are a party are assignable or the other party has consented to assignment.

         (c) Schedule 4.16(c) contains an accurate copy of each written lease under which Company or Company Subsidiaries are the lessee of any Real Property or personal property, and contains a true and correct description of each oral lease under which Company or Company Subsidiaries are the lessee of any such property. The premises described in each of such leases are presently occupied or used by Company or Company Subsidiaries as lessee under the terms of each respective lease. All rentals due under said leases have been paid and there exists no default under the terms of any lease and no event has occurred which, upon the passage of time or giving of notice, or both, would result in an event of default or prevent Company or Company Subsidiaries from exercising and obtaining the benefits of any material rights contained therein. Company or Company Subsidiaries have all right, title and interest of the lessee under the terms of each such lease, free and clear of all liens, claims or encumbrances, and all such leases are valid and in full force and effect.

         (d) Except as set forth in Schedule 4.16(d), Company and Company Subsidiaries have no contracts or commitments to clients and no other contracts or commitments, except those made in the ordinary course of business, at arm's length, and no such contracts or commitments are for consideration which would result in a loss to Company with respect to such commitment based on the manner in which Company and Company Subsidiaries currently conduct their business.

         (e) Schedule 4.16(e) contains an accurate list of all Company's and Company Subsidiaries' bank accounts or safe deposit boxes, the authorized signers for each, and the balance or contents of each as of the date hereof.

         (f) Except as set forth on Schedule 4.16(f), Company and Company Subsidiaries have no agreements or contracts (whether oral or written) with directors, officers, employees, stockholders, agents or consultants, or any of their respective affiliates, and true and correct copies of any such agreements or contracts which are in writing have been delivered to Purchaser.

         (g) Except as set forth in Schedule 4.16(g), Company and Company Subsidiaries have not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever, other than powers of attorney granted in connection with Employee Benefit Plans, as described in
Schedule 4.13(f).

         (h) Neither Company nor Company Subsidiaries have any contract with any governmental body which is subject to renegotiation.

4.17     Insurance.

         All policies of insurance carried by Company and Company Subsidiaries are in full force and all premiums thereon are paid to date. Schedule 4.17 contains an accurate list of all policies of insurance, including, without limitation, owners' policies of title insurance, if any, relating to the business and assets of Company or Company Subsidiaries in effect as of the date hereof. Schedule 4.17 lists Company's and Company Subsidiaries' (a) insurance premiums and losses, by year and by type of coverage; (b) exposures, ordinarily covered by commercial insurance, which are self-insured by Company and Company Subsidiaries; and (c) all outstanding insurance claims by Company or Company Subsidiaries for damage to or loss of property or income or against Company or Company Subsidiaries which have been referred to insurers or which Company believes to be covered by commercial insurance. Since December 31, 2001, neither Company nor Company Subsidiaries have received any notice of cancellation or termination with respect to any insurance policy of Company or Company Subsidiaries.

4.18     Clients and Vendors.

         (a) Schedule 4.18 contains a list of the ten (10) largest clients of Company and Company Subsidiaries for each of the two (2) most recent fiscal years, determined on the basis of the total dollar amount of gross revenue generated by such clients. Company has not receive any written notice, or to the knowledge of Company, oral notice, indicating a client's intent to terminate its relationship with Company.

         (b) Schedule 4.18 contains a list of the five (5) largest vendors, subcontractors or other service provider to Company and Company Subsidiaries for each of the two (2) most recent fiscal years determined on the basis of the total dollar amount of purchases from such vendors. Company has not receive any written notice, or to the knowledge of Company, oral notice, indicating that any of such providers will not continue to supply or provide services to Company and Company Subsidiaries.

4.19     Voting Requirements.

         To the extent required by the relevant provisions of the DGCL, the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company's capital stock necessary to adopt this Agreement and to approve the Merger and the transactions contemplated hereby.

4.20     Broker's or Finder's Fee.

         Except for the fees of Viant Group (a true and correct copy of the engagement letter with respect thereto has been previously delivered to Purchaser by Company), no agent, broker, financial adviser, person or firm is, or shall be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Company.

4.21     Stockholders' Relationship to Company.

         (a) No Principal Stockholder, nor, to the knowledge of Company, any other Stockholder, issue of a Stockholder, nor spouse of such person, has any direct or indirect interest (except through ownership of securities listed on a national securities exchange) in (i) any entity which does business with Company or Company Subsidiaries or is competitive with their business, or (ii) any property, asset, or right which is used by Company or Company Subsidiaries in the conduct of their business except as disclosed on Schedule 4.21.

         (b) All obligations of any Stockholder, issue of a Stockholder, spouse of a Stockholder, or ancestor of a Stockholder, or any entity in which such person has any interest (except through ownership of securities listed on a national securities exchange), to Company are listed as to amount, payment schedule and obligor on Schedule 4.22.

4.22     Compensation of Employees.

         Schedule 4.22 contains an accurate list of all employees of Company and each Company Subsidiary, and in the case of salaried employees such list identifies each employee by employee number and also identifies the, date of hire current annual rate of compensation for each such employee, and in the case of hourly or commission employees, identifies the range of rates and the number of employees falling within such range. Schedule 4.22 also contains a list of any persons that are on parental or other leave from Company or any Company Subsidiary.

                                   ARTICLE V
                   REPRESENTATION AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to Company that the following are correct and complete as of the date of this Agreement:

5.1      Organization, Good Standing and Corporate Power.

         Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as conducted on the date of this Agreement

5.2      Authority Relative to this Agreement.

         Purchaser and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and no vote of Purchaser's stockholders is necessary to perform their respective obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser and Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement other than the filing of the Certificate of Merger with the Secretary of State of Delaware as required by the DGCL. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub, and assuming the due authorization, execution and delivery by Company and the Stockholder Representative, constitutes a legal, valid and binding obligation of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3      No Conflict; Required Filings and Consents.

         (a) The execution, delivery and performance of this Agreement by Purchaser and Merger Sub will not (i) conflict with or violate Purchaser's or Merger Sub's Certificate of Incorporation or Purchaser's or Merger Sub's By-laws; (ii) assuming that all Consents described in subsection 5.3(b) have been obtained and all filings and obligations described in subsection 5.3(b) have been made, conflict with or violate any Law applicable to Purchaser or Merger Sub or by which any property or assets of Purchaser or any Subsidiary is bound; or (iii) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the creation of a lien or other encumbrance on any property or assets of Purchaser or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, employee benefit plan or other instrument or obligation.

         (b) The execution, delivery and performance of this Agreement by Purchaser and Merger Sub will not require any Consent of any Governmental Entity except for the Secretary of State of Delaware with respect to the filing of the Certificate of Merger.

5.4      SEC Filings; Financial Statements.

         (a) Each report and definitive proxy statement required to have been filed by Purchaser with the Securities and Exchange Commission under the Exchange Act since January 1, 2002 (the "Purchaser SEC Documents") have been so filed on a timely basis. As of the time it was filed with the Securities and Exchange Commission (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) each of the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Exchange Act. None of the Purchaser SEC Documents contained as of the time it was filed or contains any untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         (b) The consolidated financial statements contained in the Purchaser SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the Securities and Exchange Commission applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the Securities and Exchange Commission, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of Purchaser and its consolidated subsidiaries for the periods covered thereby.

5.5      Material Adverse Effect.

         Since September 30, 2003, there has been no material adverse change in the assets, liabilities, business, results of operations or financial condition of Purchaser.

5.6      Broker's or Finder's Fee.

         No agent, broker, financial adviser, person or firm is, or shall be, entitled to any fee, commission or broker's or finder's fees in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

                                   ARTICLE VI
                                    COVENANTS

6.1      Conduct of the Business.

         From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section
9.1 and except (x) as may be agreed in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), or (y) as may be expressly permitted pursuant to this Agreement, Company:

         (a) shall, and shall cause each Company Subsidiary to, conduct its respective business in the ordinary course consistent with past practices;

         (b) shall use commercially reasonable efforts, and shall cause each Company Subsidiary to use commercially reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its current officers and other key employees and preserve its relationships with those Persons having business dealings with Company and Company Subsidiaries;

         (c) shall promptly notify Purchaser in writing of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or breach of any Company Material Contract (or communications indicating that the same are reasonably likely) or any litigation or governmental complaints, investigations or hearings (or communications indicating that the same are reasonably likely) or the breach of any representation or warranty contained herein;

         (d) shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to maintain its insurance policies that are in effect as of the date of this Agreement;

         (e) shall provide Purchaser with interim monthly financial statements and any other management reports as and when they are available;

         (f) except as set forth on Schedule 6.1, shall not, and shall not permit any Company Subsidiary to, authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests; provided, however, that, to the extent permitted by the DGCL, Company may authorize, declare and pay dividends on or make any distribution to its outstanding shares of capital stock after giving effect to the exercise of all Vested Options exercised pursuant to Section 3.5(a);

         (g) shall not, and shall not permit any Company Subsidiary to, split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities or other equity interests in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests;

         (h) except as set forth on Schedule 6.1, shall not, and shall not permit any Company Subsidiary to, increase the compensation of any employee, enter into or amend any employment, severance or similar agreements or arrangements with any of their respective present or former directors or officers, or enter into, adopt or amend any other Company Employee Benefit Plan, except as required by law;

         (i) shall not, and shall not permit any Company Subsidiary to, terminate any executive officer without cause or knowingly permit circumstances to exist that would give any executive officer a right to terminate employment, if the termination would entitle such executive officer to receive enhanced separation payments upon consummation of the Merger;

         (j) shall not, and shall not permit any Company Subsidiary to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger) and shall not purchase the assets or equity or other securities of any business;

         (k) shall not, and shall not permit any Company Subsidiary to, make or commit to make any capital expenditures in excess of $5,000.

         (l) shall not, and shall not permit any Company Subsidiary to, propose or adopt any amendment to its Certificate of Incorporation or By-laws;

         (m) except as set forth on Schedule 6.1, shall not, and shall not permit any Company Subsidiary to, issue or authorize the issuance of, or agree to issue or sell any shares of its capital stock of any class, or any other equity interests (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except upon the exercise of Company Options;

         (n) except as set forth on Schedule 6.1, shall not, and shall not permit any Company Subsidiary to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of any Company Subsidiary's capital stock or any other equity interests;

         (o) except as set forth on Schedule 6.1, shall not, and shall not permit any Company Subsidiary to, purchase, redeem or otherwise acquire any shares of its capital stock, or any other equity interests or any rights, warrants or options to acquire any such shares or interests;

         (p) shall not, and shall not permit any Company Subsidiary to, incur, assume any indebtedness or any other material liabilities;

         (q) shall not, and shall not permit any Company Subsidiary to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, or (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than discharges or satisfactions committed to in the ordinary course of business consistent with past practice;

         (r) shall not, and shall not permit any Company Subsidiary to, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or material assets;

         (s) shall not, and shall not permit any Company Subsidiary to, enter into any agreement or arrangement that limits or otherwise restricts Company or any of its Subsidiaries, from engaging or competing in any line of business in any geographic area;

         (t) shall not, and shall not permit any Company Subsidiary to, settle or compromise any claim, action or proceeding (including any claim, action or proceeding relating to Taxes) involving money damages;

         (u) shall not, and shall not permit any Company Subsidiary to, (A) make or change any tax election or (B) change its fiscal year;

         (v) except as required by a governmental authority, shall not change its methods of accounting (including making any write-off or reduction in the carrying value of any assets);

         (w) shall not, and shall not permit any Company Subsidiary to, terminate, amend or otherwise modify in any material respect any Company Material Contract;

         (x) shall not grant credit to any client on terms materially more favorable than those which have been extended to such client in the past or materially change the terms of any credit heretofore extended;

         (y) shall work in good faith with Purchaser to secure signed written contracts with respect to all services to be performed by Company or Company Subsidiaries; and

         (z) shall not, and shall not permit any Company Subsidiary to, agree, in writing or otherwise, to take any of the foregoing actions or take any action which would (A) make any representation or warranty in Article IV untrue or incorrect or (B) result in any of the conditions to the Merger set forth in
Article VII not being satisfied.

6.2      Stockholders' Action.

         Pursuant to the Voting Agreement, immediately following the execution of this Agreement the Principal Stockholders shall execute a consent of stockholders in lieu of a meeting approving this Agreement and the Merger. Within two (2) business days of the date of this Agreement, in accordance with the DGCL and Company's Certificate of Incorporation and By-laws, Company shall cause to be delivered to each Stockholder other than the Principal Stockholders notice of such action taken by the Principal Stockholders.

6.3      No Solicitation.

         (a) Company shall not, nor shall Company authorize or permit any of its officers, directors, employees, representatives, investment bankers, attorneys, accountants or other agents to, (i) solicit or initiate the submission of any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations with, or furnish information to, any person in connection with any Acquisition Proposal. "Acquisition Proposal" shall mean any proposal relating to a (A) merger, consolidation or similar transaction to which Company or any Company Subsidiary is a party, (B) sale, lease or other disposition by merger, consolidation, share exchange or otherwise of all or substantially all of the assets of Company or any Company Subsidiary, (C) issue, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) equity securities (or options, rights or warrants to purchase, or securities convertible into, such equity securities) of Company or any Company Subsidiary, except for the issuance of Company Common Stock upon exercise of Options, or (D) transaction in which any person (other than any Party or an affiliate thereof) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of a controlling equity interest in Company or any Company Subsidiary.

         (b) Company agrees that in addition to its obligations set forth in paragraph (a) of this Section 6.3, as promptly as practicable but in any event within one (1) business day after receipt thereof, Company shall advise Purchaser orally and in writing of any Acquisition Proposal, or any inquiry, discussions or negotiations with respect to any Acquisition Proposal, the terms and conditions of such, Acquisition Proposal, inquiry, discussions or negotiations and shall, as promptly as practicable but in any event within one
(1) business day after receipt thereof, provide to Purchaser copies of any written materials received by Company in connection with any of the foregoing, and the identity of the Person or group making any such Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Company agrees that it shall inform Purchaser of any material changes of any such Acquisition Proposal or inquiry. Company agrees that it shall simultaneously provide to Purchaser any non-public information concerning Company provided to any other Person or group in connection with any Acquisition Proposal which was not previously provided to Purchaser.

6.4      Consents.

         Company, Purchaser and Merger Sub shall cooperate, and use their respective commercially reasonable efforts, in as timely a manner as is reasonably practicable, to make, or cause to be made, all filings and obtain, or cause to be obtained, all Consents of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement. Each of the Parties shall furnish, or cause to be furnished, to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and shall provide the other Parties with copies of all filings made by such Party with any Governmental Entity or other third party or any other information supplied by such Party to a Governmental Entity or other third party in connection with this Agreement.

6.5      Access to Information.

         At all times prior to the Closing Date, Company will permit Purchaser and/or its authorized agents, representatives, accountants or attorneys to perform due diligence, to examine the contracts, books, records and other information of Company, including, without limitation, all Material Contracts, and make copies thereof at such reasonable times as Purchaser or its representatives may request by reasonable prior notice to Company (which notice may be oral) in a manner so as not to interfere with the normal business operations of Company. Without limiting the generality of the foregoing, in the event that Purchaser elects to commence an independent audit of Company's financial statements prior to the Closing Date, Company shall cooperate, and shall direct its financial personnel to cooperate, with such audit.

6.6      Public Announcements.

         The initial press release relating to the Merger shall be a joint press release to be agreed upon by Company and Purchaser. Thereafter Purchaser and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other Party unless such consent will have been unreasonably withheld. Notwithstanding the foregoing, any such press release or public statement as may be required by Law, court process or by obligations pursuant to any listing agreement with a national securities exchange may be issued prior to such consultation and consent, if the Party making the release or statement has used commercially reasonable efforts to consult with the other Party.

6.7      Employee Benefits.

          Employees of Company and Company Subsidiaries shall be offered the opportunity to continue employment with the Surviving Corporation (those who accept such employment, the "Continuing Employees"). From the Effective Date to December 31, 2004, Purchaser shall cause the Surviving Corporation to retain the Company Employee Benefit Plans identified on Schedule 6.7.

From and after December 31, 2004, Purchaser shall, or shall cause the Surviving Corporation to, recognize the prior service with Company or Company Subsidiaries of each of the Continuing Employees in connection with all employee benefit plans of Purchaser or its affiliates in which employees of Purchaser comparably situated to the Continuing Employees are eligible to participate following December 31, 2004, for purposes of eligibility, vesting and levels of benefits (other than with respect to vesting of options or restricted stock granted by Purchaser which shall be specifically addressed in the respective option or restricted stock agreements relating to such options or restricted stock). From and after December 31, 2004, Purchaser shall, or shall cause the Surviving Corporation to cause, any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Surviving Corporation, Company or Company Subsidiaries or any predecessor company) under any group health plans of Purchaser or its affiliates to be waived with respect to Continuing Employees and their eligible dependents.

6.8      Director and Officer Indemnity.

         All rights to indemnification by Company and Company Subsidiaries existing in favor of those persons who are directors and executive officers of Company and/or Company Subsidiaries as of the date of this Agreement for their acts and omissions occurring prior to the Effective Date solely in their capacities as directors and officers, as provided in the Bylaws of Company or a Company Subsidiary, shall survive the Merger and, subject to the limitations of
Section 8.2(h), Purchaser shall cause the Surviving Corporation (or its successor) to observe such rights to the fullest extent available under the DGCL for a period of six years from the Effective Date. The Certificate of Incorporation and By-laws (or equivalent governing instruments) of the Surviving Corporation and each of its subsidiaries shall contain provisions no less favorable with respect to indemnification than are set forth in the Certificate of Incorporation and By-laws (or equivalent governing instruments) of Company and the Company Subsidiaries, which provisions, so long as Surviving Corporation or any of such Company Subsidiaries as the case may be, maintains its separate corporate existence, shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors or executive officers of Company or any of the Company Subsidiaries who were otherwise entitled to indemnification pursuant to the Certificate of Incorporation or By-laws (or equivalent governing instruments) of Company or any of the Company Subsidiaries.

6.9      License Agreement.

         Company shall use commercially reasonable efforts to cause the publisher and authors of "Mastering the SAP Business Information Warehouse" to grant to Purchaser a non-exclusive, worldwide, royalty-free license to use such book for purposes of marketing the business of Company.

6.10     Client Contracts.

         Following the Effective Time, Company shall work in good faith with Purchaser to secure signed written contracts with respect to all services to be performed by Company or Company Subsidiaries.

6.11     Other Action.

         Each of the Parties shall use their commercially reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to the Parties' respective obligations to consummate the transactions contemplated by this Agreement and to cause the Closing to occur.

                                  ARTICLE VII
                                   CONDITIONS

7.1      Conditions to Each Party's Obligations to Effect the Merger.

         The respective obligations of Company, Purchaser and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time, of the following conditions (any of which may be waived, to the extent permitted by law, in writing, in whole or in part, by Company or Purchaser):

         (a) This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote of Stockholders of Company in accordance with the DGCL and Company's Certificate of Incorporation;

         (b) No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") will be in effect (i) preventing the consummation of the Merger; or (ii) that otherwise is reasonably likely to have a Material Adverse Effect following consummation of the Merger; provided, however, that each of Company and Purchaser will have used commercially reasonable efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

7.2      Conditions to the Obligations of Purchaser and Merger Sub.

         The obligations of Purchaser to consummate the Merger are subject to the satisfaction or waiver by Purchaser or Merger Sub (where permissible) of the following additional conditions:

         (a) Each of the representations and warranties of Company contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Purchaser shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Company to that effect. With respect to representations and warranties that cease to be true and correct due to actions taken by Company as permitted by Section 6.1 or otherwise consented to by Purchaser, Company shall be entitled to attach to such officer's certificate updated Schedules reflecting such changes.

         (b) Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Purchaser shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Company to that effect.

         (c) Since December 31, 2003 there shall not have been any event which constitutes a Material Adverse Effect.

         (d) Purchaser shall have received a written opinion of Cooley Godward LLP, counsel for Company, dated as of the Closing Date addressed to Purchaser in the form attached as Exhibit A-1

         (e) Purchaser shall have received a written opinion of Reed Smith LLP, counsel for Company, dated as of the Closing Date addressed to Purchaser in the form attached as Exhibit A-2.

         (f) Purchaser shall have received employment agreements, in the forms of Exhibits B-1, B-2 and B-3 attached, executed by each Kevin McDonald, Stefan Krauskopf and Mohammad Mazhar, as of the date hereof, which agreements shall become effective at the Effective Time.

         (g) Purchaser shall have received general releases, the form of Exhibit C attached, executed by each officer or director of Company and Company Subsidiaries.

         (h) Purchaser shall have received non-competition agreements, in the form of Exhibits D-1, D-2, D-3 and D-4 attached, executed by each of the Principal Stockholders and Stefan Krauskopf.

         (i) The holders of not more than five percent (5%) of the Company Common Stock shall have exercised appraisal rights under the DGCL.

7.3      Conditions to the Obligations of Company.

         The obligations of Company to consummate the Merger are subject to the satisfaction or waiver by Company (where permissible) of the following additional conditions:

         (a) Each of the representations and warranties of Purchaser and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Effective Time, as though made at and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Purchaser to that effect.

         (b) Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Purchaser to that effect.

         (c)    Purchaser shall have made the Closing Payment.

                                  ARTICLE VIII
                                 INDEMNIFICATION

8.1      Survival of Representations and Warranties.

         All covenants to be performed prior to the Closing Date, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Merger and continue until the eighteen month anniversary of the Closing Date, provided that any representation or warranty relating or pertaining to Company's Taxes will terminate upon the expiration of all applicable statutes of limitations relevant to Company's Taxes or Tax matters and any representation or warranty relating to or pertaining to those matters set forth in Sections 4.1, 4.2 and 4.3 ("Capital Structure Representations and Warranties") will survive indefinitely. All covenants to be performed after the Closing Date will continue until completed.

8.2      Indemnification.

         (a) Purchaser shall be entitled to indemnification from the Stockholders against any and all claims, losses, expenses, liabilities or other damages, including reasonable attorneys' fees ("Losses"), that Purchaser, Merger Sub, the Surviving Corporation, Company or any of their affiliates has incurred by reason of, arising out of or relating to (i) the breach by Company of any representation, warranty, covenant or agreement of Company contained herein, or
(ii) with respect to any breach of contract, warranty, tort or similar or related claim in connection with services provided or to have been provided by Company or any Company Subsidiary to the clients listed on Schedule 8.2 attached prior to the Effective Time (whether or not such Losses are incurred by reason of, arising out of, or relating to a Company Material Contract and whether or not Company or any Company Subsidiary provided or was to have provided services to such clients directly or pursuant to a subcontract relationship or otherwise) (any Losses arising under this subsection (ii) being referred to as "Specified Client Losses"). The Stockholder indemnification obligations under this Section
8.2 will be several and the aggregate liability of each Stockholder will not in any event exceed such Stockholder's pro rata share of the Merger Consideration; provided, however, that if after pursuing its remedies under, and pursuant to the terms of, this Section 8.2 in good faith, Purchaser is unable to recover Losses from any Stockholder other than Kevin McDonald, ISO Holding Company, Ltd. ("ISO Holdings"), Mohammad Mazhar or David Collins Dixon within a six-month period from the date on which the Stockholder Representative was required pursuant to Section 8.2(d) to deliver to the Stockholders a notice informing the Stockholders of their obligation to pay their pro rata share of an indemnification obligation payable to Purchaser, Kevin McDonald and ISO Holdings will each be responsible to Purchaser for one-half of the amount of such unrecoverable Losses. Furthermore, the aggregate liability of all Stockholders shall not exceed (x) with respect to any Specified Client Losses, Five Million Dollars ($5,000,000) until the six-month anniversary of the Effective Time, and
(y) with respect to any other Losses (including Specified Client Losses after the six-month anniversary of the Effective Time), Two Million Dollars ($2,000,000) (the "Indemnification Cap"); provided, however, that, subject to
Section 8.2(b) below, in no event shall the amounts paid or payable pursuant to this Section 8.2(a) exceed Five Million Dollars ($5,000,000) in the aggregate. Purchaser will be entitled to seek indemnification against any Stockholder for such Stockholder's pro rata share of a Loss hereunder without first having to seek indemnification against any other Stockholder. As set forth in Section 3.2, Purchaser shall have the right to set-off the amount of any indemnification obligation against payment of the Additional Amount, and such set-off right shall not preclude Purchaser from seeking indemnification from the Stockholders, including recovery from the Stockholders of the Initial Payment; provided, however, that from and after December 1, 2004, Purchaser shall first set-off the amount of any indemnification obligation against the Additional Amount, if any, prior to seeking recovery from the Stockholders of the Initial Payment. Purchaser hereby agrees that with respect to claims relating to Company employee benefits, to the extent that Company has a contractual basis for recourse against Administaff Companies II, L.P. ("Administaff"), Purchaser shall seek indemnification first from Administaff, and shall seek indemnification from the Stockholders hereunder only to the extent such Losses are not actually recovered from Administaff. Purchaser shall be deemed to have made a claim for indemnification hereunder at the time it seeks recourse against Administaff.

         (b) Notwithstanding the above, the Indemnification Cap shall not apply to Losses arising from breaches of Capital Structure Representations and Warranties.

         (c) The Stockholders, acting solely through the Stockholder Representative, shall be entitled to indemnification from Purchaser against any and all Losses that the Stockholders or any of their affiliates has incurred by reason of, arising out of or relating to the breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained herein. Purchaser's indemnification obligations under this Section 8.2(c), other than with respect to Purchaser's obligation to pay the Merger Consideration, shall not in any event exceed the lesser of (i) Two Million Dollars ($2,000,000), or
(ii) the Additional Amount less any Additional Amount paid or properly setoff under Section 3.2.

         (d) If Purchaser or the Stockholder Representative (the "Claimant") claims to have incurred or suffered Losses for which it is or may be entitled to indemnification under Article VIII of the Agreement, such party may deliver a notice of claim (a "Notice of Claim") to the parties or Stockholders from whom the Claimant is seeking indemnification (the "Recipient"). Each Notice of Claim shall: (i) state that the Claimant believes that that there is or has been a breach of a representation, warranty, covenant or agreement contained in this Agreement or that Claimant is otherwise entitled to indemnification under
Article VIII of this Agreement; (ii) contain a brief description of the circumstances supporting Claimant's belief that there is or has been such a possible breach or that Claimant is so entitled to indemnification; and (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Losses that have arisen and may arise as a result of such breach or other matter as set forth on such Claim Notice (the "Claimed Amount").

                (i) Within fifteen (15) days after receipt of a Notice of Claim (the "Dispute Period"), the Recipient, which shall be the Stockholder Representative if indemnification is being sought from all Stockholders and otherwise, each individual Stockholder Recipient, may deliver to the Claimant a written response (the "Response Notice") in which the Recipient: (A) agrees that the full Claimed Amount is owed to the Claimant; (B) agrees that part, but not all, of the Claimed Amount (the "Agreed Amount") is owed to the Claimant; or (C) indicates that no part of the Claimed Amount is owing to the Claimant. Any part of the Claimed Amount that is not agreed to be owing to the Claimant pursuant to the Response Notice shall be the "Contested Amount." If a Response Notice is not received by the Claimant prior to the expiration of the Dispute Period, then the Recipient shall be conclusively deemed to have agreed that the full Claimed Amount is owed to the Claimant.

                (ii) If: (A) the Recipient delivers a Response Notice agreeing that the full Claimed Amount is owed to the Claimant; or (B) the Recipient does not deliver a Response Notice on a timely basis in accordance with paragraph (i) above, the Recipient shall, within five
         (5) days following the receipt of such Response Notice (or, if the Claimant has not received a Response Notice, within five (5) days following the expiration of the Dispute Period referred to in paragraph
         (i) above), (1) if the Recipient is Purchaser, pay the Claimed Amount to the Claimant, (2) if the Recipient is the Stockholder Representative, send to the Stockholders a notice informing the Stockholders of their obligation to pay their respective pro rata share (as set forth in such notice) of the Claimed Amount to Purchaser within ten (10) days following receipt of such notice, or (3) if the Recipient is one or more (but less than all) of the Stockholders, pay the Claimed Amount to Purchaser.

                (iii) If the Recipient delivers a Response Notice agreeing that less than the full Claimed Amount is owed to the Claimant, the Recipient shall, within five (5) days following the receipt of such Response Notice, (1) if the Recipient is Purchaser, pay the Agreed

         Amount to the Claimant, (2) if the Recipient is the Stockholder Representative, send to the Stockholders a notice informing the Stockholders of their obligation to pay their respective pro rata share (as set forth in such notice) of the Agreed Amount to Purchaser within ten (10) days following receipt of such notice, or (3) if the Recipient is one or more (but less than all) of the Stockholders, pay the Agreed Amount to Purchaser.

                (iv) If the Recipient delivers a Response Notice indicating that there is a Contested Amount, the Recipient and the Claimant shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Recipient and the Claimant resolve such dispute, such resolution shall be binding on the Recipient and the Claimant and a settlement agreement shall be signed by the Recipient and the Claimant. The Recipient shall, within five (5) days following the execution of such settlement agreement, or such shorter period as may be set forth in the settlement agreement, (1) if the Recipient is Purchaser, pay the amount set forth in such settlement agreement to the Claimant, (2) if the Recipient is the Stockholder Representative, send to the Stockholders a notice informing the Stockholders of their obligation to pay their respective pro rata share (as set forth in such notice) of the amount set forth in the settlement agreement to Purchaser within ten (10) days following receipt of such notice, or (3) if the Recipient is one or more (but less than all) of the Stockholders, pay the amount set forth in such settlement agreement to Purchaser.

                (v) If the Recipient and the Claimant are unable to resolve the dispute relating to any Contested Amount greater than $250,000 within fifteen (15) days after the delivery of the Notice of Claim, either party may commence a legal proceeding in accordance with Section 10.11(b) of this Agreement. If the Recipient and the Claimant are unable to resolve the dispute relating to any Contested Amount less than or equal to $250,000 within fifteen (15) days after the delivery of the Notice of Claim, such dispute shall be settled by binding arbitration conducted in Chicago, Illinois in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). If the amount in dispute is less than or equal to $250,000, selection of one neutral arbitrator by the parties shall be from the AAA panel list and shall be chosen by Purchaser and the Stockholder Representative together; provided, however, that if Purchaser and the Stockholder Representative are unable to reach agreement with respect to the arbitrator, the arbitrator shall be chosen in accordance with appointment rules of the AAA. The arbitration process shall be conducted on an expedited basis by the regional office of the AAA located in Chicago, Illinois. Proceedings in arbitration shall begin no later than thirty (30) days after the filing of the dispute with the AAA and shall be scheduled to conclude no later than one-hundred eighty (180) days after the filing of the dispute. All hearings, unless otherwise agreed to by the parties, shall be held in Chicago, Illinois. The parties hereby agree that as part of this arbitration process they may obtain and take discovery, including requests for production, interrogatories, requests for admissions, and depositions, as provided by the Federal Rules of Civil Procedure; provided that the arbitrator may, in his or her discretion, set parameters on the timing and/or completion of this discovery and may order additional pre-hearing exchange of information, including, without limitation, exchange of summaries of testimony or exchange of statements of positions. The award of the arbitrator shall be made in a written opinion containing a concise analysis of the basis upon which the award was made. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that the non-prevailing party in any arbitration (as determined by the arbitrator) shall pay the cost of any arbitration, including, without limitation, the administrative fee, the compensation of the arbitrator, the costs of the prevailing party and the expenses of any witnesses or proof produced at the direct request of the arbitrator. The arbitrator is only authorized to, and only has the consent of the parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law. The arbitrator is not authorized to, and shall not, order any remedy not permitted by this Agreement and shall not change any term or condition of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder. In the event that the arbitrator exceeds his or her authority under this Agreement and violates this provision, either party may petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator exceeded his or her authority. The Federal Arbitration Act, 9 U.S.C. Sections 1 through 14 (as amended and including any successor provision), except as modified hereby, shall govern the interpretation and enforcement of this Section 8.2.

         (e) The pendency of a dispute with respect to a Contested Amount shall not impair or delay Purchaser's ability to exercise its set-off rights; provided, however, that if it is later determined pursuant to subsection (c) above that Purchaser was not entitled to all or any portion of the Contested Amount set off against the Additional Amount, Purchaser shall promptly disburse the improper amount withheld, plus interest on such amount at the per annum Applicable Rate accruing from the date such amount was improperly withheld to the date of payment.

         (f) In the event a third-party claim is asserted which Purchaser believes may result in a Loss, Purchaser will promptly notify the Stockholder Representative of such claim, and the Stockholders, acting through the Stockholder Representative will have the right to defend against such claim. No settlement of any such claim with third-party claimants by Purchaser without the Stockholder Representative's consent will alone be determinative of the validity of any claim by Purchaser for indemnification of such Stockholder. In the event that the Stockholder Representative has consented to any such settlement, a Stockholder will have no power or authority to object under any provision of this Article VIII to the amount of any claim by Purchaser against such Stockholder with respect to such settlement. In the event a third-party claim is asserted which Stockholder Representative believes may result in a Loss, the Stockholder Representative will promptly notify Purchaser of such claim, and Purchaser will have the right to defend against such claim. No settlement of any such claim with third-party claimants by the Stockholder Representative without Purchaser consent will alone be determinative of the validity of any claim by the Stockholder Representative for indemnification of Purchaser.

         (g) The parties acknowledge that, except as expressly provided in this Agreement or any certificate delivered pursuant to this Agreement, no party hereto has made or is making any representations or warranties whatsoever, implied or otherwise.

         (h) The parties acknowledge that inasmuch as the Surviving Corporation will be a wholly-owned subsidiary of Purchaser after the Effective Time, in the event that Purchaser makes a claim for indemnification against any Stockholder pursuant to this Article VIII, such Stockholder will have no right to make any claim, cross-claim or counter-claim against Company or any Company Subsidiary for indemnification, contribution or otherwise.

         (i) The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Article VIII shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other party hereto of any representation or warranty.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

9.1      Termination.

         Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after Stockholder approval:

         (a)    by the mutual written consent of Company and Purchaser;

         (b) by either Company or Purchaser if the Effective Time shall not have occurred on or before March 31, 2004, and, provided, however, that the right to terminate this Agreement pursuant to this subsection 9.1(b) shall not be available to any Party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

         (c) by either Company or Purchaser if (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) (A) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable and (B) the Party seeking to terminate this Agreement pursuant to this clause 9.1(c)(ii) shall have used commercially reasonable efforts to remove such order, decree, ruling or injunction; or

         (d) by either Company or Purchaser if there shall have been a material breach by the other of any of its or their representations, warranties, covenants or agreements contained in this Agreement, which, if not cured, would cause the conditions set forth in Sections 7.1, 7.2 or 7.3, as the case may be, not to be satisfied, and such breach shall not have been cured within thirty
(30) days after notice thereof shall have been received by the Party alleged to be in breach.

9.2      Effect of Termination.

         In the event of termination of this Agreement by Purchaser or Company, as provided in Section 9.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on Company or Purchaser or their respective officers or directors (except as set forth in this Section 9.2, Article IX and the Confidentiality and Standstill Agreements, which shall survive the termination) and all rights and obligations of each Party hereof shall cease; provided, however, that nothing contained in this Section 9.2 shall relieve any Party from liability for any willful breach of its representations, warranties, covenants or agreements set forth in this Agreement.

                                    ARTICLE X
                                     GENERAL

10.1     Extension; Waiver.

         (a) At any time prior to the Effective Time, the Parties, by action taken by or on behalf of the respective Boards of Directors of Company and Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other Parties; (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable Party or in any document, certificate or writing delivered pursuant hereto by any other applicable Party; or (iii) waive compliance with any of the agreements or conditions contained herein. Notwithstanding the foregoing, no failure or delay by Company or Purchaser in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

         (b) Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.2     Expenses.

         Whether or not the Merger is consummated, subject to Section 3.1(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

10.3     Amendments.

         This Agreement may be amended by the Parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of this Agreement by the Stockholders; provided, however, that after such approval, no amendment shall be made which by law requires the further approval of the Stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

10.4     Incorporation of Exhibits and Schedules.

         All exhibits and schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

10.5     Entire Agreement.

         This Agreement (including the exhibits, schedules and instruments referred to herein) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto, except that the Confidentiality and Standstill Agreements shall continue in effect. No addition to or modification of any provision of this Agreement shall be binding upon any Party hereto unless made in writing and signed by all Parties hereto.

10.6     No Strict Construction.

         Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of the Parties confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the Party that drafted it has no application and is expressly waived by each Party.

10.7     Headings.

         Headings of the articles and sections of this Agreement and table of contents are for the convenience of the Parties only and shall be given no substantive or interpretative effect whatsoever.

10.8     Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

10.9     Assignment; Binding Effect; Benefit.

         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns.

10.10    Notices.

         Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing and sent by facsimile transmission (which is confirmed) or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

         (a)    If to Company or the Stockholder Representative:

                  COMPENDIT, Inc.
                  One North Wacker Drive, Suite 760
                  Chicago, IL  60606
                  Attention: Kevin McDonald and Stefan Krauskopf with a copy to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, CA  94306-2155
                  Attention:  Suzanne Sawochka Hooper

         (b)    If to Purchaser or Merger Sub:

                  Inforte Corp.
                  150 N. Michigan Avenue, Suite 3400
                  Chicago, IL  60601
                  Attention:  Nick Heyes

                  with a copy to:

                  Foley & Lardner LLP
                  321 N. Clark Street, Suite 2800
                  Chicago, IL  60610
                  Attention:  Edwin D. Mason

or to such other address as any Party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

10.11    Enforcement of Agreement.

         (a) The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         (b) Each of the Parties hereto and each of the Stockholders (i) consents to submit itself or himself to the personal jurisdiction of any Illinois state court or any federal court located in the State of Illinois in the event any dispute arises out of this Agreement or any of the transactions or ancillary agreements contemplated herein, (ii) agrees that it or he will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it or he will not bring any action relating to this Agreement or any of the transactions or ancillary agreements contemplated herein in any court other than any Illinois state court sited in Cook County, Illinois, or the U.S. District Court for the Northern District of Illinois, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions or ancillary agreements contemplated herein.

10.12    Severability.

         Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable, the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13    Counterparts.

         This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

10.14    Stockholder Representative.

         By virtue of their adoption of this Agreement, the Stockholders shall irrevocably appoint Kevin McDonald as their agent for purposes of this Agreement (the "Stockholder Representative") to give and receive notices and communications, to authorize delivery to the Stockholders of cash, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution pursuant to this Agreement and comply with orders of courts and awards of arbitrators with respect to indemnification claims, and to take all actions necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing. Kevin McDonald hereby accepts his appointment as the Stockholder Representative. Purchaser shall be entitled to deal exclusively with the Stockholder Representative on all matters relating to this Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or reasonably purported to be executed on behalf of any Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholder Representative, as fully binding upon such Stockholder. If the Stockholder Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Stockholders, then the Stockholders shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Purchaser of the identity of such successor. Any such successor shall become the "Stockholder Representative." If for any reason there is no Stockholder Representative at any time, all references herein to the Stockholder Representative shall be deemed to refer to the Stockholders. The Stockholder Representative shall not be responsible for any act done or omitted thereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment. The Stockholders shall jointly and severally indemnify the Stockholder Representative and hold the Stockholder Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of the Stockholder Representative's duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Stockholder Representative. By virtue of their adoption of this Agreement, the Stockholders hereby agree to pay all reasonable costs and expenses, including those of any legal counsel or other professional retained by the Stockholder Representative, in connection with the acceptance and administration of the Stockholder Representative's duties hereunder.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK.
                            SIGNATURE PAGE FOLLOWS.]



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



         IN WITNESS WHEREOF, Purchaser, Merger Sub, Company and the Stockholder Representative have caused this Agreement to be signed by themselves or their duly authorized respective officers, all as of the date first written above.

                                        INFORTE CORP.


                                        By:  /s/ Nick Heyes
                                           -------------------------------------
                                        Its: Chief Financial Officer



                                        INFC ACQUISITION CORP.


                                        By:  /s/ Nick Heyes
                                           -------------------------------------
                                        Its: President



                                        COMPENDIT, INC.


                                        By:  /s/ Kevin McDonald
                                           -------------------------------------
                                        Its: Chief Executive Officer



                                        /s/ Kevin McDonald
                                        ----------------------------------------
                                        Kevin McDonald, in his capacity as the
                                        Stockholder Representative



                                       45